Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of April 4, 2005, by and between RC2 Corporation, a Delaware corporation (the "Company"), and Curtis W. Stoelting (the "Employee"). Certain capitalized terms used herein are defined in section 10 below.

RECITALS

A.    The Company and the Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between the Employee and the Company relating to the Employee’s employment.

B.    The Company desires to employ the Employee and the Employee is willing to make his services available to the Company on the terms and conditions set forth below.

AGREEMENTS

In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

1.    Employment. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company on the terms and subject to the conditions set forth in this Agreement.

2.    Term. The term of the Employee's employment hereunder shall commence on the date hereof and shall continue until terminated as provided in section 6 below.

3.    Duties. The Employee shall serve as the Chief Executive Officer of the Company and will, under the direction of the Company's Chairman and the Board of Directors, faithfully and to the best of his ability, perform the duties of such position. The Employee shall be one of the principal executive officers and Senior Management of the Company and shall, subject to the control of the Company's Board of Directors, have the normal duties, responsibilities and authority associated with such position. The Employee shall also perform such additional duties and responsibilities which may from time to time be reasonably assigned or delegated by the Chairman or Board of Directors of the Company. The Employee agrees to devote his entire business time, effort, skill and attention to the proper discharge of such duties while employed by the Company.

4.    Compensation. Effective April 4, 2005, the Employee shall receive a base salary of $425,000 per year, payable in regular and equal monthly installments (the "Base Salary").

5.    Fringe Benefits.

(a)    Vacation. The Employee shall be entitled to four weeks of paid vacation annually. The Employee and the Company shall mutually determine the time and intervals of such vacation.

(b)    Medical, Health, Dental, Disability and Life Coverage. The Employee shall be eligible to participate in any medical, health, dental, disability and life insurance policy in effect for the Senior Management of the Company.

(c)    Incentive Bonus and Stock Ownership Plans. The Employee shall be entitled to participate in any incentive bonus plan, incentive stock option or other stock ownership plan or other incentive compensation plan developed generally for the Senior Management of the Company, on a basis consistent with his position and level of compensation with the Company. Without limiting the foregoing, Employee shall be entitled to participate on a basis consistent with past practice and his position and level of compensation with the Company in the annual Incentive Bonus Plan and Top Management Additional Bonus Plan, together with all successor or other bonus plans (collectively, the "Bonus Plans"). In addition, Employee shall be entitled to receive annual stock option grants as provided on Schedule 5(c) attached hereto. The options will be granted pursuant to a Non-Statutory Stock Option Grant Agreement substantially in the form of Exhibit A attached hereto.

(d)    Automobile. The Company agrees to reimburse the Employee up to $600.00 per month, as such amount may be increased from time to time consistent with the Company's reimbursement policy for the Senior Management of the Company to cover Employee's expenses in connection with his leasing of an automobile. Additionally, the Company will pay for the gas used for business purposes. All maintenance and insurance expense for the automobile is the responsibility of the Employee.

(e)    Reimbursement for Reasonable Business Expenses. The Company shall pay or reimburse the Employee for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses.

(f)    Key Man Insurance. The parties agree that the Company has the option to purchase one or more key man life insurance policies upon the life of the Employee. The Company shall own and shall have the absolute right to name the beneficiary or beneficiaries of said policy. The Employee agrees to cooperate fully with the Company in securing said policy, including, but not limited to submitting himself to any physical examination which may be required at such reasonable times and places as Company shall specify.

(g)    Life and Disability Insurance. During the Employment Period, the Company shall provide coverage of at least $2 million of life insurance and 75% of Base Salary of disability insurance. Such insurance policies to be owned by any one or more members of Employee’s immediate family or by a trust for the primary benefit of Employee’s immediate family. The owner of the policy shall have the power to designate the beneficiary and to assign any rights under the policy. The Company shall pay 100% of the premiums required under these policies; provided, however, that the Company shall not be obligated to pay greater than $20,000 for such premiums during any fiscal year. In the event that the premiums for such policies would exceed this limitation, the Company shall consult with the Employee to determine the allocation of such amount to the premiums for each type of policy to obtain such insurance as may be available for an aggregate of $20,000 per fiscal year.

6.    Termination.

(a)    Termination of the Employment Period. The Employment Period shall continue until the earlier of: (i) March 31, 2008 unless the parties mutually agree in writing to extend the term of this Agreement (such date hereof or such extended date being referred to herein as the "Expected Completion Date"), (ii) the Employee's death or Disability, (iii) the Employee resigns or (iv) the Board of Directors determines that termination of Employee's employment is in the best interests of the Company (the "Employment Period"). The last day of the Employment Period shall be referred to herein as the "Termination Date."

(b)    Definitions.

(i)    For purposes of this Agreement, "Disability" shall mean a physical or mental sickness or any injury which renders the Employee incapable of performing the services required of him as an employee of the Company and which does or may be expected to continue for more than six months during any 12-month period. In the event Employee shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board of Directors for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and the Employee shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and the Employee. In the event of their failure to agree upon such a medical doctor, the Company and the Employee shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

(ii)    For purposes of this Agreement, "Cause" shall be deemed to exist if the Employee shall have [a] violated the terms of section 7 or section 8 of this Agreement in any material respect; [b] committed a felony or a crime involving moral turpitude; [c] engaged in serious misconduct which is demonstrably and materially injurious to the Company and its Subsidiaries; [d] engaged in fraud or dishonesty with respect to the Company or any of its Subsidiaries or made a material misrepresentation to the stockholders or directors of the Company with respect to an item, transaction or amount in excess of $10,000; or [e] committed acts of negligence in the performance of his duties which are demonstrably and materially injurious to the Company. In all cases, termination for Cause shall be determined solely by the Board of Directors and require a two-thirds majority vote.

(iii)    For purposes of this Agreement, "Good Reason" shall mean (1) the material diminution of the Employee's duties set forth in section 3 above or (2) the relocation of the offices at which the Employee is principally employed to a location which is more than 50 miles from the offices at which the Employee is principally employed as of the date hereof; provided, that travel necessary for the performance of the Employee's duties set forth in section 3 above shall not determine the location where the Employee is "principally employed."

(c)    Termination for Disability or Death. In the event of termination for Disability, payments of the Employee's Base Salary shall be made to the Employee for a period of six months after the Termination Date in accordance with the normal payroll practices of the Company. In addition, for a period of three years after the Termination Date, the Company shall reimburse the Employee for amounts paid, if any, to continue medical, dental and health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, continue Employee's life insurance and disability coverage, to the extent limited by section 5(g) and to the extent permitted under applicable policies, and pay to the Employee a pro rata portion of any bonus payable for the year in which termination takes place (if any) based on the portion of the year occurring prior to the Termination Date. In the event of termination as a result of the death of Employee, Employee's designated beneficiary or his estate shall be entitled to receive the Base Salary accrued prior to the Termination Date together with the proceeds of any life insurance obtained pursuant to section 5(g), plus a lump sum payment when determinable equaling Employee's pro rata portion of any bonus payable under the Bonus Plans for the year in which termination takes place (if any) based on the portion of the year occurring prior to the Termination Date.

(d)    Termination by the Company without Cause or by the Employee for Good Reason. If (i) the Employment Period is terminated by the Company for any reason other than for Cause, Disability or death, (ii) the Employment Period is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that the Employment Period was terminated without Cause or Disability (iii) the Employee resigns for Good Reason, (iv) this Agreement is not renewed or otherwise extended by the Company after the Expected Completion Date, and the reason for such non-renewal or extension is not related to a termination for Cause, Disability or death of the Employee, the Employee shall be entitled to receive, as damages for such a termination, resignation or non-renewal, his Base Salary from the Termination Date to the second anniversary of the Termination Date to be paid in accordance with the normal payroll practices of the Company plus a lump sum payment equaling 100% of the average annual payments under the Bonus Plans over the preceding three years, provided, however, that if such a termination or resignation described in (i), (ii), (iii) or (iv) above occurs at any time after the occurrence of or in contemplation of a Change of Control, then Employee shall be entitled to receive a lump sum payment of his Base Salary from the Termination Date to the third anniversary of the Termination Date plus 200% of the average annual payments under the Bonus Plans over the preceding three years. If the Employee's employment is terminated in the manner described in this section 6(d), for a period of three years from the Termination Date, the Company shall reimburse the Employee for amounts paid, if any, to continue medical, dental and health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, continue Employee's life insurance and disability coverage to the extent limited by section 5(g) and to the extent permitted under the applicable policies, and pay to the Employee the fringe benefits pursuant to section 5 which have accrued prior to the Termination Date.

(e)    Termination by the Company for Cause or by the Employee Without Good Reason. If the Employment Period is terminated by the Company with Cause or as a result of the Employee's resignation without Good Reason, the Employee shall not be entitled to receive his Base Salary or any fringe benefits or bonuses for periods after the Termination Date.

(f)    Effect of Termination. The termination of the Employment Period pursuant to section 6(a) shall not affect the Employee's obligations as described in sections 7 and 8.

(g)    Acceleration of Option Vesting. Upon completion of a Change of Control, all options to purchase stock of the Company held by the Employee shall immediately vest and become exercisable by the Employee in accordance with their remaining terms. The Company agrees to take any and all actions necessary or appropriate to effectuate the acceleration of these options and to permit the Employee to exercise the options in accordance with their terms from and after this accelerated vesting date.

7.    Noncompetition and Nonsolicitation. The Employee acknowledges and agrees that the contacts and relationships of the Company and its Affiliates with its customers, suppliers, licensors and other business relations are, and have been, established and maintained at great expense and provide the Company and its Affiliates with a substantial competitive advantage in conducting their business. The Employee acknowledges and agrees that by virtue of the Employee's employment with the Company, the Employee will have unique and extensive exposure to and personal contact with the Company's customers and licensors, and that he will be able to establish a unique relationship with those Persons that will enable him, both during and after employment, to unfairly compete with the Company and its Affiliates. Furthermore, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the business, trade secrets and Confidential Information (as defined in section 8 below) of the Company and its Affiliates and to prevent great damage or loss to the Company and its Affiliates as a result of action taken by the Employee. The Employee acknowledges and agrees that the noncompete restrictions and nondisclosure of Confidential Information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate the Employee for agreeing to such restrictions. The Employee acknowledges that he could continue to actively pursue his career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement.

(a)    Noncompetition. The Employee hereby covenants and agrees that during the Employment Period and for two years thereafter (the "Noncompete Period"), except if employment is terminated by the Company or its successor after a Change in Control or this Agreement is not renewed or extended by the Company or its successor after the Expected Completion Date then the Noncompete Period shall be six months, he shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant, representative or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with the Company or any of its Affiliates or any successor or assign of the Company or any of its Affiliates. The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor. If the final judgment of a court of competent jurisdiction declares that any term or provision of this section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The term "indirectly" as used in this section and section 8 below is intended to include any acts authorized or directed by or on behalf of the Employee or any Affiliate of the Employee.

(b)    Nonsolicitation. The Employee hereby covenants and agrees that during the Noncompete Period, he shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity:

(i)    canvass, solicit or accept from any Person who is a customer or licensor of the Company or any of its Affiliates (any such Person is hereinafter referred to individually as a "Customer," and collectively as the "Customers") any business which in competition with the business of the Company or any of its Affiliates or the successors or assigns of the Company or any of its Affiliates, including, without limitation, the canvassing, soliciting or accepting of business from any Person which is or was a Customer of the Company or any of its Affiliates within two years preceding the date of this Agreement, during the Employment Period or during the Noncompete Period;

(ii)    advise, request, induce or attempt to induce any of the Customers, suppliers, or other business contacts of the Company or any of its Affiliates who currently have or have had business relationships with the Company or any of its Affiliates within two years preceding the date of this Agreement, during the Employment Period or during the Noncompete Period, to withdraw, curtail or cancel any of its business or relations with the Company or any of its Affiliates; and

(iii)    hire or induce or attempt to induce any officer of the Company or any of its Affiliates to terminate his or her relationship or breach any agreement with the Company or any of its Affiliates unless such person has previously been terminated by the Company; or

8.    Confidential Information. The Employee acknowledges and agrees that the customers, business connections, customer lists, procedures, operations, techniques, and other aspects of and information about the business of the Company and its Affiliates (the "Confidential Information") are established at great expense and protected as confidential information and provide the Company and its Affiliates with a substantial competitive advantage in conducting their business. The Employee further acknowledges and agrees that by virtue of his past employment with the Company, and by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with, Confidential Information, and that the Company would suffer great loss and injury if the Employee would disclose this information or use in a manner not specifically authorized by the Company. Therefore, the Employee agrees that during the Employment Period and for five years thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information become generally known to and available for use by the public other than as a result of the Employee's acts or omissions. The Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Affiliates which he may then possess or have under his control. The Employee acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliate' actual or anticipated business research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company and its Affiliates ("Work Product") belong to the Company or such Affiliate, as the case may be.

9.    Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company and its Affiliates with broader protection than that provided herein.

10.    Definitions.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and any partner of a Person which is a partnership.

“Change of Control” means:

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of The Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)    individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)    approval by the stockholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d)    approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, [a] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, [b] less than 30% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 30% or more of the Outstanding Common Stock or Outstanding Voting Securities prior to the sale or disposition, and [c] at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board of Directors of the Company.

"Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

“Senior Management” at any time means the senior executive officers of the Company which will include, without limitation, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and such other officers of the Company as the Board of Directors shall determine from time to time.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such partnership, association or other business entity.

11.    Specific Performance. The Employee acknowledges and agrees that irreparable injury to the Company may result in the event the Employee breaches any covenant or agreement contained in sections 7 and 8 and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if the Employee engages in any act in violation of the provisions of sections 7 and 8, the Employee agrees that the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of sections 7 and 8.

12.    Waiver. The failure of either party to insist in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

13.    Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by registered or certified mail or delivered personally, in the case of the Company, to its principal business office, and in the case of the Employee, to his address appearing on the records of the Company, or to such other address as he may designate in writing to the Company.

14.    Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. Furthermore, the parties specifically acknowledge the above covenant not to compete and covenant not to disclose confidential information are separate and independent agreements.

15.    Complete Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, this Agreement supersedes the Employment Agreement, dated as of July 29, 2002, between the Company and the Employee (together with all amendments thereto, the “Prior Agreement”). The Prior Agreement is hereby terminated and shall cease to be of any further force or effect.

16.    Amendment. This Agreement may only be amended by an agreement in writing signed by each of the parties hereto.

17.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Illinois, regardless of choice of law requirements.

18.    Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns and the Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of the Employee may not be delegated or assigned.

IN WITNESS WHEREOF, the parties have executed or caused this Employment Agreement to be executed as of the date first above written.

RC2 CORPORATION - COMPENSATION COMMITTEE

/s/ John S. Bakalar
John S. Bakalar, Director and
Compensation Committee Chairman

/s/ John J. Vosicky
John J. Vosicky, Director and
Compensation Committee Member

/s/ Daniel M. Wright
Daniel M. Wright, Director and
Compensation Committee Member

/s/ Curtis W. Stoelting
Curtis W. Stoelting

SCHEDULE 5(c)

INCENTIVE STOCK OPTIONS

If Employee is employed by the Company on February 1 of any year (beginning with February 1, 2005) during the Employment Period, he shall receive options to acquire not less than 50,000 shares as determined by the Board of Directors of the Company. The grant of the options shall be made on the earlier of (1) the quarterly meeting of the Board of Directors held in February of the applicable year or (2) February 28 of the applicable year. Additionally, as of the date of each grant above, Employee shall also be granted options to purchase 2,500 additional shares for every full percentage point that the three-year compounded annual EPS growth rate as of December 31 of the prior year exceeds 25%. The total number of options granted in any fiscal year shall not exceed 100,000. The options to be granted pursuant to this Employment Agreement shall be granted using a Non-Statutory Stock Option Grant Agreement substantially in the form of Exhibit A to the Employment Agreement.

EXHIBIT A

NON-STATUTORY STOCK OPTION GRANT AGREEMENT

UNDER THE RC2 CORPORATION
2005 STOCK INCENTIVE PLAN

THIS AGREEMENT, dated as _____________ (the date of grant), is between _______________ ("Employee") and RC2 CORPORATION, a Delaware corporation (the "Company").

RECITALS

A.    The Company adopted the RC2 Corporation 2005 Stock Incentive Plan (the "Plan"), which was approved by its Board of Directors (the "Board") and stockholders.

B.    The Board has designated Employee as a participant in the Plan.

C.    Pursuant to the Plan, Employee and the Company desire to enter into this Agreement setting forth the terms and conditions of the options granted to Employee under the Plan.

AGREEMENTS

The Employee and the Company agree as follows:

1.    Grant of Stock Option. The Company grants to Employee the right and option (hereinafter referred to as the "Option") to purchase all or any part of up to ________ shares of the Company's Common Stock (the "Option Shares") on the terms and conditions set forth below and in the Plan.

2.    Option Price. The purchase price of the Option Shares shall be $_____ per share.

3.    Period of Exercise. Except as provided under the Plan, unless the Option is terminated, Employee may exercise this Option for up to, but not in excess of, the percent of shares of Common Stock subject to the Option during the periods specified below:

Percentage of Shares
of Common Stock	On or After

20%	February __, 2006
40%	February __, 2007
60%	February __, 2008
80%	February __, 2009
100%	February __, 2010

                  Employee's right to exercise the Option expires ten years from the date of grant (the "Option Period").

4.    Definitions. Unless provided to the contrary in this Agreement, the definitions of the Plan and any Amendments to the Plan shall apply to this Agreement.

5.    Option Designation. The option granted is a Non-Statutory Stock Option in accordance with Article VII of the Plan.

6.    Change in Capital Structure. The Option rights and exercise price of such Option rights will be adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition or other change in the capital structure of the Company as determined by the Board of Directors in accordance with the Plan.

                 In the event of a Change in Control of the Company, as defined in the Plan, the Option will remain exercisable (subject to the expiration date of the Option) as provided in the Plan.

7.    Nontransferability of Option. Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by him.

8.    Delivery by the Company. As soon as practicable after receipt of all items referred to in Article VII of the Plan and any payment required by Article VII of the Plan, the Company shall deliver to the Employee certificate(s) issued in Employee's name for the number of Option Shares purchased by exercise of the Option. If delivery is by mail, delivery of Option Shares shall be deemed effected when the stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Employee.

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9.    Addresses. All notices or statements required to be given to either party hereto shall be in writing and shall be personally delivered or sent, in the case of the Company, to its principal business office and, in the case of Employee, to his address as shown on the records of the Company or to such address as Employee designates in writing. Notice of any change of address shall be sent to the other party by registered or certified mail. It shall be conclusively presumed that any notice or statement properly addressed and mailed bearing the required postage stamps has been delivered to the party to which it is addressed.

10.    Restrictions Imposed by Law. Notwithstanding any other provision of this Agreement, Employee agrees that he shall not exercise the Option and that the Company will not be obligated to deliver any shares of Common Stock or make any cash payment if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Common Stock is listed. The Company shall in no event be obliged to take any affirmative action in order to cause the exercise of the Option or the resulting delivery of shares of Common Stock or other payment to comply with any law or regulation of any governmental authority.

11.    Employment. Nothing in this Agreement or the Plan shall limit the right of the Company or any parent or Subsidiary to terminate the Employee's employment or otherwise impose any obligation to employ the Employee.

12.    Governing Law. This Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

13.    Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan and shall prevail.

EMPLOYEE:

________________________________

RC2 CORPORATION

BY______________________________

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